Exhibit 10.1

KEY MAN SEVERANCE AGREEMENT

THIS KEY MAN SEVERANGE AGREEMENT (“Agreement”) is made and entered into as of October 1, 1999, by and among AMTECH SYSTEMS, INC., an Arizona corporation (the “Company” or “Employer”), and Robert T. Hass (“Key Man” or “Employee”).

WHEREAS, the Company desires to retain Key Man, and Key Man desires to serve, as Vice President-Finance and Chief Financial Officer of the Company, and as an employee of the Company, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. Post-Termination Compensation and Other Benefits Following a Change in Control. In the event Key Man’s employment with the Company is terminated within one year following the occurrence of a Change of Control (other than as a consequence of death or disability) either (x) by the Company for any reason other than for Cause, or (y) by Key Man for Good Reason, then Key Man shall be entitled to receive salary, commissions and vacation accrued through the Termination Date plus the following:

(i) Base Salary: A lump sum severance payment equal to one (1) years’ base salary computed using the latest applicable salary rate;

(ii) Accrued Incentive Compensation: There shall be no incentive compensation unless an incentive compensation arrangement for the Employee is established after the date of this Agreement and is in effect anytime on or after the ninetieth (90) day prior to the date the Change in Control occurred. The amount of the Key Man’s accrued but unpaid incentive compensation under the incentive agreement established for Key Man, if any, shall be pro-rated for the year in which the termination occurs and shall be calculated through the end of the last full month prior to his termination with a proportionate adjustment to all caps and floors, if any, based upon the portion of the fiscal year worked prior to termination of Key Man’s employment and such amount shall be paid within 30 days from the date of such termination; and

(iii) Other Benefits: Notwithstanding the vesting period provided for in the Company’s Stock Option Plan and any related stock option agreements between the Company and the Key Man for stock options (“Options”) granted Key Man by the Company, all Options shall be fully vested and exercisable upon a Change of Control and termination of employment.

2. No Obligation to Mitigate/Indemnification.

(a) In no event shall the Key Man be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Key Man under any of the provisions of the Agreement and such amounts shall not be reduced whether or not the Key Man obtains other employment.

(b) It is the intent of the Company that Key Man should not be required to incur the expenses associated with the enforcement of his rights under this Agreement pursuant to Section 1 hereof because the cost and expense thereof would substantially detract from the benefits intended to be extended to him hereunder, nor be bound to negotiate any settlement of his rights hereunder. Accordingly, if the Company fails to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, the Company shall indemnify the Key Man for all legal costs and fees (including without limitation, attorneys’ fees, retainers, arbitration costs, charges for transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage and delivery services fees, and all other disbursements or out-of-pocket expenses) that Key Man incurs asserting or defending his rights under this Agreement, if, after filing a claim in accordance with rules of the American Arbitration Association, the Company pays the Key Man more than $1,000 for such non-compliance, either as a result of a settlement or the arbitrators award pursuant to pursuant to Section 6 hereof. The fees and expenses of counsel selected by him shall be paid or reimbursed to him by the Company within 10 days after such settlement or award and presentation by him of a statement or statements prepared by such counsel in accordance with its customary practices, and in the event such payments are not paid within 10 days of presentment, the Company shall pay him interest running from the date he presents the statement to the Company at the applicable federal rate provided for in Section 1274(d) of the Code or any successor provision thereof, for an obligation with a term equal to the length of such delay.

3. Termination By Key Man For Good Reason Following a Change in Control.

(a) Key Man shall have the right to resign from the Company following a Change in Control by terminating his employment for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean any of the following:

(i) The Company’s failure to elect or reelect, or to appoint or reappoint, Key Man to offices or positions involving duties, responsibilities, authority and dignity of a scope comparable to those of Key Man’s most significant offices or positions held at any time during the 90-day period immediately preceding the date such Change in Control occurs;

(ii) Material change by the Company in the Key Man’s function, duties or responsibilities (including reporting responsibilities) of a scope less than that associated with Key Man’s most significant position with the Company during the 90-day period immediately preceding the date such Change in Control occurs;

(iii) Key Man’s Basic Compensation is reduced by the Company, unless such reduction is pursuant to a salary reduction program which affects all of the Company’s exempt employees by the same percentage, or there is a material reduction in the benefits that were in effect for the Key Man on October 1, 1999 under the Company’s benefit plans in effect on such date;

(iv) Relocation of Key Man’s principal place of employment to a place that is not located within either the the city limits of Tempe, Arizona or within a radius of (10) miles of his primary residence; provided that required travel on the Company’s business shall not be deemed a relocation so long as Key Man is not required to be outside of both the city limits of Tempe, Arizona and the area within a radius of ten (10) miles of his primary residence for a period of time that is greater than the period of time he was required to be outside of that area for the twelve month period immediately preceding the date such Change in Control occurs;

(v) The failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or

(vi) Material breach of this Agreement by the Company, which breach is not cured within five (5) days after written notice thereof is delivered to the Company or the Key Man’s termination of employment that is not effected by a Notice of Termination pursuant to sub-Section 3(c) below and/or for grounds not constituting Cause.

(b) For purposes of this Agreement, the term “Change in Control” of the Company shall mean, and a “Change in Control” shall be deemed to have occurred if:

(i) Any “person” (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act, or any successor provision thereto), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at an election of directors; provided, however, that, for purposes of this sub-Section 3(b)(i), “person” shall exclude the Company, its subsidiaries, any person acquiring such securities directly from the Company, any employee benefit plan sponsored by the Company or any stockholder owning thirty-five percent (35%) or more of the combined voting power of the Company’s outstanding securities as of the date of this Agreement; or

(ii) Upon the first purchase under a tender offer or exchange offer for 20% or more of the outstanding shares of stock (or securities convertible into stock), other than an offer by the Company or any of its subsidiaries or any employee benefit plan sponsored by the Company or any of its subsidiaries.

(iii) Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided (A) that any person becoming a member of the Board of Directors of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any successor provision thereto) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board, or (B) that the members of the Board of Directors of the Company who are nominated in the definitive proxy statement furnished in connection with the solicitation of proxies on behalf of the Board of Directors of the Company shall be, for purposes of this Agreement, considered as members of the Incumbent Board; or

(iv) Approval by the stockholders of the Company and consummation of (A) a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Company, or (B) a liquidation or dissolution of the Company.

(c) Any termination by the Company for Cause or by the Key Man for Good Reason following a Change in Control shall be communicated by Notice of Termination to the other party hereto. The Key Man’s Termination Date shall be the date specified in the Notice of Termination where required or in any other case the date upon which the Key Man ceases to perform services for the Company; provided that if within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Termination Date shall be the date finally determined to be the Termination Date, either by mutual written agreement of the parties or by binding arbitration in the manner provided in Section 6 hereof; provided further that the Termination Date shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay the Key Man his full compensation in effect when the notice giving rise to the dispute was given and continue the Key Man as a participant in all compensation, benefit and insurance plans in which he was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this sub-section. Amounts paid under this sub-section 3(c) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. However, if the arbitrator determines that the Key Man did not terminate for Good Reason or that the Company terminated the Key Man for Cause, the

Key Man must repay the Company the amount of compensation paid to the Key Man pursuant to this sub-section 3(c) from the Termination Date specified in the Notice of Termination, plus interest thereon at the applicable federal rate provided for in Section 1274(d) of the Code or any successor provision thereof, for an obligation with a term equal to the period from the date of payment to the date of repayment pursuant to this sub-section 3(c).

4. Termination by the Company for Cause. The Company shall have the right to terminate Key Man’s employment for “Cause” following a Change in Control, “Cause” shall mean (i) the Key Man’s willful, repeated or negligent failure to perform his duties hereunder and to comply with any reasonable or proper direction given by or on behalf of the Company’s Board of Directors and the continuation of such failure following ten (10) days written notice to such effect; (ii) the Key Man being guilty of serious misconduct on the Company’s premises or elsewhere, whether during the performance of his duties or not, which is reasonably likely to cause material damage to the reputation of the Company or render it materially more difficult for the Key Man to satisfactorily continue to perform his duties and the continuation or a second instance of such serious misconduct following ten (10) days written notice to such effect; (iii) the Key Man being found guilty in a criminal court of any offense of a nature which is reasonably likely to materially adversely affect the reputation of the company or to materially adversely affect the Key Man’s ability to perform his responsibilities or materially adversely prejudice the Company’s interests if the Key Man were to continue to be employed by the Company; (iv) the Key Man’s commission of any act of fraud, theft or dishonesty, or any intentional tort against the Company; or (v) the Key Man’s violation of any of the material terms, covenants, representations or warranties contained in this Agreement and failure to correct such violation within ten (10) days after written notice by the Company. If Key Man’s employment is terminated for Cause, the Company will have no further liability or obligation to Key Man except for amounts earned or accrued under Company sponsored benefit plans prior to termination.

5. Termination by the Company Without Cause. At its option, the Company may terminate Key Man’s employment without Cause following a Change in Control upon written notice to Key Man. In such event, Key Man shall be entitled to the benefits described in Section 1.

6. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Phoenix, Arizona in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Key Man shall be entitled to seek specific performance of his right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement pursuant to sub-section 3(c) hereof.

7. No Right of Employment Prior to a Change in Control. Key Man agrees that the provisions of Sections 1 – 6 of this Agreement shall become effective only after a Change in Control and that this Agreement provides the Key Man with no rights or remedies in the event his employment with the Company is terminated for any reason prior to a Change in Control.

8. Noncompetition.

(a) Employee agrees that, except in accordance with his duties under this Agreement on behalf of Employer, he will not during the term of this Agreement:

(i) Participate in, be employed in any capacity by, serve as director, consultant, agent or representative for, or have any interest, directly or indirectly, in any enterprise which is engaged in the business of distributing, selling or otherwise trading in products or services which are competitive to any products or services distributed, sold or otherwise traded in by Employer during the term of the Employee’s employment with Employer, or which are competitive to any products or services being actively developed, with the bona fide intent to market same, by Employer during the term of the Employee’s employment with Employer.

(ii) In addition, Employee agrees that for a period of two years after the termination of his employment, he shall observe the covenants set forth in this Section 8 and shall not own, either directly or indirectly or through or in conjunction with one or more members of his or his spouse’s family or through any trust or other contractual arrangement, a greater than five percent (5%) interest in, or otherwise control either directly or indirectly, any partnership, corporation, or other entity which distributes, sells, or otherwise trades in products which are competitive to any products or services being developed, distributed, sold or otherwise traded in by Employer, during Employee’s term of employment with Employer, or being actively developed by Employer during the term of Employee’s term of employment with Employer with a bonafide intent to market same. Employee further agrees, for such two year period following termination, to refrain from directly or indirectly soliciting Employer’s vendors, customers or employees, except that the Employee may solicit Employer’s vendors or customers in connection with a business that does not compete directly or indirectly with that of Employer. However, if the Employer breeches this Agreement by failing to pay to Key Man all sums due him under the terms hereof, if any, the two year term of the covenant in this Section 8.(a)(ii) will be reduced to a period equal to 730 days multiplied by a factor the numerator of which is the sum of the amounts that Employer has paid to Key Man under the terms of this Agreement and the denominator of which is the Sum of the Amounts that Employer should have paid to Employee under the terms of this Agreement.

(b) Employee hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by Employer upon any breach of the terms of this Section 8 by Employee, and Employee therefore agrees that Employer, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section 8 by a restraining order or preliminary injunction enjoining Employee from further breach of this Agreement, and may obtain any other appropriate remedy available in equity.

9. Assignment of Patents. Employee shall disclose fully to Employer any and all discoveries, designs, trademarks, formulae, processes, manufacturing techniques, trade secrets and any and all ideas, concepts or inventions, improvements, or copyrightable works relating to Employer’s business which he shall conceive or make during his period of employment, or during the period of six months after his employment shall terminate, which are in whole or in part the result of his work with Employer. Such disclosure is to be made promptly after each such discovery or conception, and each such discovery, design, trademark, formula, process, manufacturing technique, trade secret and each other concept or invention, improvement, or copyrightable work will become and remain the property of Employer, whether or not patent applications are filed thereon. Upon request and at the expense of Employer, Employee shall make application through the patent solicitors of Employer for letters patent of the United States and any and all other countries at the discretion of Employer on such discoveries, ideas and inventions, and assign all such applications to Employer, or at its order, forthwith, without additional payment by Employer during his period of employment and for reasonable compensation for time actually spent by Employee at the request of Employer at such work after the termination of the employment. Employee shall give Employer, its attorneys and solicitors, all reasonable assistance in preparing and prosecuting such applications and, on the request of Employer, execute all papers and do all things that may be reasonably necessary to protect the rights of Employer and vest in it or its assigns the discoveries, ideas, or inventions, improvements, applications and letters patent and trademarks, formulae, processes, manufacturing techniques, trade secrets, concepts or copyrightable works herein contemplated. Said cooperation shall also include all actions reasonably necessary to aid Employer in the defense of its rights in the event of litigation.

10. Confidential Information.

(a) In the course of Employee’s employment with Employer, it is anticipated that Employee shall have access to secret or confidential technical and commercial information, records, data, specifications, systems, methods, plans, designs, policies, inventions, material and other knowledge (“Confidential Material”), whether or not copyrighted, owned by Employer, including without limitation all such information and material relating to the business or business plans of Employer. Employee recognizes and acknowledges that included within the Confidential Material are Employer’s confidential commercial information, technology, methods of manufacture, designs, and any computer programs, source codes, object codes, executable codes and related materials, including without limitation customer lists and all other such information and material relating to the business of Employer, all as they may exist from time to time, and that they are valuable, special and unique aspects of Employer’s business. All such Confidential Material shall be and remain the property of the Company. Except as required by his duties to the Company, Employee shall not, directly or indirectly, either during the term of his employment or during the five year period following the termination of his employment, disclose or disseminate to anyone or make use of, for any purpose whatsoever, any Confidential Material. Upon termination of his employment, Employee shall promptly deliver to the Company all Confidential Material (including all copies thereof, whether prepared by Employee or others) which are in the possession or under the control of

Employee. Employee shall not be deemed to have breached this Section 10 if (i) Employee shall be specifically compelled by lawful order of any judicial, legislative, or administrative authority or body to disclose any Confidential Material or else face civil or criminal penalty or sanction, or (ii) Employee can demonstrate by clear and convincing evidence that the Confidential Material is or became publicly and openly known and in the public domain through no fault of the Employee.

(b) Employee hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by Employer upon any breach of the terms of this Section 10 by Employee, and Employee therefore agrees that Employer, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section 10 by a restraining order or preliminary injunction enjoining Employee from further breach of this Agreement, or by injunction for specific performance, and may obtain any other appropriate remedy available in equity.

11. Miscellaneous.

(a) As used herein, the terms “Company” and “Employer” shall mean and include Amtech Systems, Inc. and any subsidiary thereof and any successor or assign unless the context indicates otherwise. This Agreement and all rights hereunder are personal to the Key Man and shall not be assignable by him and any purported assignment shall be null and void and shall not be binding on the Company. This Agreement shall be binding upon, and shall inure to the benefit of Key Man and the Company and its successors and assigns.

(b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrances, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect such action shall be null, void, and of no effect.

(c) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than specifically waived. This Agreement represents the entire agreement of the parties with respect to the subject matter contained herein.

(d) Unless specifically stated to the contrary herein, all references to “days” and “months” shall mean calendar days and calendar months, respectively.

(e) As used herein, “Board” shall mean the Board of Directors of the Company, or a Committee of the Board designated by the Board to fulfill one or more of the Board’s responsibilities under this Agreement.

12. Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect. It is the desire and intent of the parties that, if any provision hereof is adjudicated to be invalid or unenforceable by reason of its scope in terms of area, length of time or otherwise, but may be enforceable by limitations thereon, a reviewing court is authorized and empowered by the parties to re-write any such provision so that same shall be enforceable to the maximum extent permissible under law.

13. Notices. All notices, requests, demands and other communications which are required or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by certified mail, postage prepaid, as follows:

(a)	If to the Company, to it at:

AMTECH SYSTEMS, lNC.

131 South Clark Drive

Tempe, Arizona 85281

(b)	If to Key Man, to him at:

Robert T. Hass

Street Address

City, State Zip Code

or such other address as any party hereto shall have designated by notice in writing to the other parties hereto. All such notices, requests, demands and communications shall be deemed to have been given on the date of delivery, or, if given by certified mail, on the second business day after mailing.

14. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any provision of this Agreement.

15. Governing Law. This Agreement has been executed and delivered in the State of Arizona, and its validity, interpretation, performance, and enforcement shall be governed by the internal laws of said State.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers, and Key Man has signed this Agreement, all as of the date or dates below.

AMTECH SYSTEMS, Inc., an Arizona corporation

BY	/s/ J.S. WHANG	Date: November 16, 1999

Its	President

KEY MAN:

/s/ ROBERT T. HASS	Date: November 16, 1999

(Signature)

Robert T. Hass

(Printed Name)

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